Exhibit 10.74

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (“Amendment”) to the May 6, 2009 Employment Agreement, effective November 3, 2008 (“Employment Agreement”) between Michael McDonnell (the “Executive”) and Intelsat Global Holdings S.A., Intelsat S.A. and Intelsat Management LLC is entered into by the undersigned parties and is effective as of March 18, 2013.

1. Section 1.3 of the Employment Agreement is amended to delete the phrase “, currently located in Bermuda,”.

2. The first sentence of Section 2.1(a) of the Employment Agreement is amended to read as follows:

“During the Employment Period, effective as of February 11, 2013, the Company shall pay the Executive for services during his employment under the Agreement a base salary of no less than the annual rate at $589,746 (as increased from time to time, the “Base Salary”).”

3. Sections 2.1(b)(i) and (ii) are amended to read in their entirety as follows:

“(i) Basic Bonus. For each calendar year (or other fiscal year period, if the Company changes from a calendar fiscal year) during the Employment Period, beginning with 2013, the Executive shall be eligible to receive an annual bonus up to a target amount of seventy-five percent (75%) of his Base Salary (which target amount may be increased from time to time at the discretion of the Compensation Committee) (“Basic Bonus”), subject to his satisfaction of objective performance criteria that have been pre-established by the Compensation Committee in a consistent manner with those of other senior executives of the Company and following consultation with the Executive.

(ii) Stretch Bonus. In addition to the Basic Bonus and for each calendar year (or other fiscal year period, if the Company changes from a calendar fiscal year) during the Employment Period, beginning with 2013, the Executive shall be eligible to receive an additional bonus of up to seventy-five percent (75%) of his Base Salary (“Stretch Bonus”), in the event of the Executive’s satisfaction of objective stretch performance criteria that have been pre-established by the Compensation Committee following consultation with the Executive.”

4. The final paragraph of Section 2.1(b) is amended to replace the target percentages indicated for Basic Bonus and Stretch Bonus with 75% and 75%, respectively.

5. As amended and modified by this Amendment, the Employment Agreement shall remain in full force and effect.

6. If there is any conflict between the terms of the Employment Agreement and this Amendment, the terms of this Amendment shall prevail.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of March 18, 2013.

INTELSAT MANAGEMENT LLC

By:	/s/ Michelle V. Bryan
Name:	Michelle V. Bryan
Title:	Executive Vice President, General Counsel and Chief Administrative Officer

INTELSAT GLOBAL HOLDINGS S.A.

By:	/s/ Michelle V. Bryan
Name:	Michelle V. Bryan
Title:	Executive Vice President, General Counsel and Chief Administrative Officer

INTELSAT S.A.

By:	/s/ Michelle V. Bryan
Name:	Michelle V. Bryan
Title:	Executive Vice President, General Counsel and Chief Administrative Officer

THE EXECUTIVE

/s/ Michael McDonnell
Michael McDonnell